Exhibit 99.1

NORTHWEST PIPE RECEIVES DELISTING NOTICE FROM NASDAQ DUE TO DELAY IN FILING

PERIODIC REPORTS; INTENDS TO FILE APPEAL WITH HEARINGS PANEL

Vancouver, WA, May 17, 2010 ... Northwest Pipe Company (NASDAQ: NWPX) today announced that on May 11, 2010, the Company received a staff determination letter from The Nasdaq Stock Market (“Nasdaq”) stating that, because the Company did not file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and its Annual Report on Form 10-K for the year ended December 31, 2009 on or before May 10, 2010, the expiration date of the exception previously granted by the Nasdaq staff to Nasdaq Listing Rule 5250(c)(1), unless the Company requests an appeal of the Nasdaq staff’s determination as described below, trading of the Company’s common stock will be suspended from The Nasdaq Global Select Market at the opening of business on May 20, 2010, and a Form 25-NSE will be filed with the Securities Exchange Commission, which would remove the Company’s securities from listing and registration on the Nasdaq. The Nasdaq staff also stated in its May 11, 2010 letter that the Company’s inability to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 was an additional basis for delisting the Company’s securities from the Nasdaq.

In light of the ongoing internal investigation of certain accounting matters, including certain revenue recognition practices, being conducted by the Audit Committee of the Board of Directors with the assistance of independent professionals and as previously disclosed, the Company was unable to timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 or its Annual Report on Form 10-K for the year ended December 31, 2009. Due to the ongoing internal investigation and as also previously disclosed, the Company also was unable to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

Under the Nasdaq Listing Rules, the Company may appeal the Nasdaq staff’s determination to a Hearings Panel, which has the authority to grant an exception to the Nasdaq Listing Rules for a period not to exceed 180 days from the Nasdaq staff’s May 11, 2010 delisting determination. Hearings are typically scheduled to occur approximately 30-45 days after the date of the hearing request. A request for a hearing regarding a delinquent filing will automatically stay the suspension of the Company’s securities for a period of 15 days from the deadline to request a hearing. Under the Nasdaq Listing Rules, when the Company requests a hearing, it may also request a stay of the suspension, pending the hearing. The Hearings Panel will review the request for an extended stay and notify the Company of its conclusion as soon as practicable but in no event later than 15 days following the deadline to request a hearing. In the event the Hearings Panel determines not to grant the Company’s request for an extended stay, the Company’s securities will be immediately suspended upon the expiration of the initial 15-day stay and will remain suspended unless the Hearings Panel decision issued after the hearing determines to reinstate the securities.

The Company has seven days, or until May 18, 2010, to request a hearing and an extended stay, which the Company intends to do by such deadline. The Company cannot provide any assurances that the Hearings Panel will grant its request for an extended stay of the suspension of trading in the Company’s common stock or provide the Company with additional time to file the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of applications including construction, agricultural, energy, traffic and other commercial and industrial uses. The Company is headquartered in Vancouver, Washington and has manufacturing operations in the United States, Mexico, and Indonesia.

Forward-Looking Statements

This press release includes statements, including statements regarding the Company’s intention to file an appeal with the Hearings Panel to extend the time period for filing its delinquent SEC reports and to request an extended stay of the suspension in trading of the Company’s common stock on Nasdaq, that are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including the Hearing Panel’s decisions, the outcome of the Audit Committee’s investigation, including any changes or adjustments to the Company’s previously reported financial results or changes in the Company’s accounting policies or practices resulting from the investigation of accounting practices being conducted by the Company’s Audit Committee, the risks related to the continuation of the Company’s inability to file required reports with the Securities and Exchange Commission, continued poor or further weakened domestic or international economic conditions, risks related to project delays, risks related to changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

CONTACT:	Stephanie Welty, Chief Financial Officer

360-397-6323